                        SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC  20549

                                 ----------------

                                    FORM 8-K/A
                                 (AMENDMENT NO. 1)


                            CURRENT REPORT PURSUANT TO
                            SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported):  March 12, 1999
                                                         (December 31, 1998)

                       Park Place Entertainment Corporation
                       ------------------------------------
                          (Exact Name of Registrant as
                              Specified in Charter)



         Delaware                  1-14573                   88-0400631
     ----------------            ------------              --------------
     (State or Other             (Commission                (IRS Employer
     Jurisdiction of                File                    Identification
      Incorporation)               Number)                       No.)



                         3930 Howard Hughes Parkway
                          Las Vegas, Nevada 89109
                      --------------------------------
                            (Address of Principal
                              Executive Offices)


                              (702) 699-5000
                       ----------------------------
                         (Registrant's telephone
                       number, including area code)

     Park Place Entertainment Corporation hereby amends Item 7(a) of its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 1999 to file (i) the consolidated balance sheets of Grand Casinos, Inc. and subsidiaries as of December 28, 1997 and September 27, 1998 and the related consolidated statements of earnings, shareholders' equity and cash flows for the year ended December 28, 1997 and the nine months ended September 27, 1998 and September 28, 1997 and (ii) the consent of the independent public accountants with respect thereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     Report of Independent Public Accountants
     Consolidated Balance Sheets
     Consolidated Statements of Earnings
     Consolidated Statements of Shareholders' Equity
     Consolidated Statements of Cash Flows
     Notes to Consolidated Financal Statements



(c)  EXHIBITS.

Exhibit
Number    Description
------    -----------
23.1      Consent of Independent Public Accountants

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Form 8-K filed on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

                            PARK PLACE ENTERTAINMENT CORPORATION

Dated: March 12, 1999      By:     /s/ CLIVE S. CUMMIS
                                   -------------------------------------------
                                   Name:  Clive S. Cummis
                                   Title: Executive Vice President
                                          Law & Corporate Affairs, and
                                          Secretary

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Grand Casinos, Inc.:

We have audited the accompanying consolidated balance sheet of Grand Casinos, Inc. and Subsidiaries (a Minnesota Corporation, see Note 1) as of December 28, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for the year ended December 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Casinos, Inc. and Subsidiaries as of December 28, 1997,and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                          ARTHUR ANDERSEN LLP



Minneapolis, Minnesota,
   February 6, 1998

                      GRAND CASINOS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                            (In Thousands--See Note 1)

                                                                                   December 28,            September 27,
                                                                                      1997                     1998
                                                                                   -----------             -------------
                                                                                                            (Unaudited)
                                     ASSETS

Current assets:
   Cash and cash equivalents                                                        $  205,427              $   78,928
   Receivables                                                                           9,421                  11,682
   Deferred income taxes                                                                 8,411                   7,725
   Other current assets                                                                 14,536                  15,438
                                                                                    ----------              ----------
               Total current assets                                                    237,795                 113,773
                                                                                    ----------              ----------
PROPERTY AND EQUIPMENT, net                                                            937,951               1,063,001
                                                                                    ----------              ----------
OTHER ASSETS:
   Cash and cash equivalents--restricted                                                 3,742                   2,579
   Securities available for sale                                                         8,268                   6,781
   Debt issuance and deferred licensing costs--net                                      26,000                  20,867
   Other long-term assets                                                                2,673                   1,440
                                                                                    ----------              ----------
               Total other assets                                                       40,683                  31,667
                                                                                    ----------              ----------
               Total assets                                                         $1,216,429              $1,208,441
                                                                                    ----------              ----------
                                                                                    ----------              ----------
                                   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable--trade and construction                                         $   12,870              $   11,118
   Current installments of long-term debt and capital leases                           100,872                     418
   Accrued interest                                                                      5,814                  19,188
   Accrued payroll and related expenses                                                 25,555                  24,312
   Other accrued expenses                                                               26,347                  33,698
                                                                                    ----------              ----------
               Total current liabilities                                               171,458                  88,734
                                                                                    ----------              ----------
LONG-TERM LIABILITIES:
   Long-term debt--less current installments                                           565,459                 565,455
   Deferred income taxes                                                                95,694                  95,694

               Total long-term liabilities                                             661,153                 661,149
                                                                                    ----------              ----------
               Total liabilities                                                       832,611                 749,883
                                                                                    ----------              ----------
COMMITMENTS AND CONTINGENCIES (Notes 5, 7, 9 and 10)

SHAREHOLDERS' EQUITY:
   Capital stock, $.01 par value; 100,000 shares authorized;
      41,966 and 42,294 issued and outstanding                                             420                     423
   Additional paid-in capital                                                          413,631                 416,590
   Retained earnings (accumulated deficit)                                             (30,233)                 41,545
                                                                                    ----------              ----------
               Total shareholders' equity                                              383,818                 458,558

               Total liabilities and shareholders' equity                           $1,216,429              $1,208,441
                                                                                    ----------              ----------
                                                                                    ----------              ----------

          See accompanying notes to consolidated financial statements.

                      GRAND CASINOS, INC. AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                           (In Thousands--See Note 1)

                                                                                Nine-Month Period Ended
                                                      Year Ended          ------------------------------------
                                                     December 28,         September 28,          September 27,
                                                        1997                   1997                  1998
                                                     ------------         -------------          -------------
                                                                           (Unaudited)            (Unaudited)
REVENUES:
   Casino                                             $ 462,756             $ 348,072             $ 385,225
   Hotel                                                 26,124                19,765                27,473
   Food and beverage                                     28,421                21,896                24,688
   Retail and other income                               11,605                 8,852                 9,219
                                                      ---------             ---------             ---------
               Net revenues                             528,906               398,585               446,605
                                                      ---------             ---------             ---------
COSTS AND EXPENSES:
   Casino                                               161,566               121,040               126,559
   Hotel                                                  8,764                 6,572                11,553
   Food and beverage                                     33,122                25,272                28,288
   Other operating expenses                              31,466                23,828                26,936
   Depreciation and amortization                         45,343                33,204                44,841
   Selling, general, and administrative                 160,619               117,649               126,796
   Corporate expenses                                    16,819                12,496                20,333
                                                      ---------             ---------             ---------
               Total costs and expenses                 457,699               340,061               385,306
                                                      ---------             ---------             ---------
               Earnings from operations                  71,207                58,524                61,299
                                                      ---------             ---------             ---------
OTHER INCOME (EXPENSE):
   Interest income                                        7,490                 5,573                 4,734
   Interest expense                                     (46,006)              (35,871)              (32,685)
   Other                                                   (402)                 (191)               (2,779)
                                                      ---------             ---------             ---------
               Total other expense, net                 (38,918)              (30,489)              (30,730)
                                                      ---------             ---------             ---------
   Earnings before income taxes                          32,289                28,035                30,569
   Provision for income taxes                            11,301                 9,765                10,779
                                                      ---------             ---------             ---------
   Earnings before extraordinary loss                    20,988                18,270                19,790
   Extraordinary loss, net of income taxes                 --                    --                  (1,560)
                                                      ---------             ---------             ---------
               Net earnings                           $  20,988             $  18,270             $  18,230
                                                      ---------             ---------             ---------
                                                      ---------             ---------             ---------

          See accompanying notes to consolidated financial statements.

                      GRAND CASINOS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                      For the Year Ended December 28, 1997
        and for the Nine-Month Period Ended September 27 1998 (Unaudited)

                           (In Thousands--See Note 1)

                                                                                                       Retained
                                                         Common Stock               Additional         Earnings
                                                        --------------                Paid-In        (Accumulated
                                                    Shares           Amount           Capital           Deficit)            Total
                                                  ---------        ---------         ---------         ---------          ---------
BALANCE, December 29, 1996                        $  41,796        $     418         $ 412,576         $ (76,903)         $ 336,091
   Issuance of stock on options exercised               170                2             1,055              --                1,057
   Contribution from Lakes                             --               --                --              25,682             25,682
   Net earnings                                        --               --                --              20,988             20,988
                                                  ---------        ---------         ---------         ---------          ---------
BALANCE, December 28, 1997                           41,966              420           413,631           (30,233)           383,818
   Issuance of stock on options
      exercised (unaudited)                             328                3             2,959              --                2,962
   Contribution from Lakes (unaudited)                 --               --                --              53,548             53,548
   Net earnings (unaudited)                            --               --                --              18,230             18,230
                                                  ---------        ---------         ---------         ---------          ---------
BALANCE, September 27, 1998 (unaudited)           $  42,294        $     423         $ 416,590         $  41,545          $ 458,558
                                                  ---------        ---------         ---------         ---------          ---------
                                                  ---------        ---------         ---------         ---------          ---------

          See accompanying notes to consolidated financial statements.

                      GRAND CASINOS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                           (In Thousands--See Note 1)

                                                                                                 Nine-Month Period Ended
                                                                           Year Ended       --------------------------------
                                                                          December 28,      September 28,      September 27,
                                                                              1997              1997               1998
                                                                          ------------      -------------      -------------
                                                                                             (Unaudited)        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings before extraordinary charge                                $  20,988          $  18,270          $  19,790
   Adjustments to reconcile net earnings to net cash provided by operating activities-
         Depreciation and amortization                                        49,543             36,241             47,805
         Deferred income taxes                                                27,169               --                 --
         Changes in operating assets and liabilities:
            Current assets                                                     5,064             (5,707)            (4,987)
            Accounts payable                                                  (7,100)            (6,773)            (1,752)
            Accrued expenses                                                  (7,713)            18,449             19,535
                                                                           ----------         ----------         ----------
               Net cash provided by operating activities                      87,951             60,480             80,391
                                                                           ----------         ----------         ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for property and equipment                                      (162,652)          (144,100)          (167,755)
   Proceeds from repayment of notes receivable                                 1,474              1,234                113
   Decrease in cash and cash equivalents--restricted and other                 5,309              4,198              1,163
   Increase in other long-term assets                                          3,851              4,060              2,722
                                                                           ----------         ----------         ----------
               Net cash used in investing activities                        (152,018)          (134,608)          (163,757)
                                                                           ----------         ----------         ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt                                  160,088             45,096              1,233
   Payments on long-term debt                                                (23,961)           (16,116)          (100,876)
   Contribution from Lakes                                                    25,682             38,169             53,548
   Proceeds from issuance of common stock--net                                 1,057                956              2,962
   Debt issuance costs and deferred financing costs                           (6,774)              (276)              --

               Net cash provided by (used in) financing activities           156,092             67,829            (43,133)
                                                                           ----------         ----------         ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          92,025             (6,299)          (126,499)

CASH AND CASH EQUIVALENTS, beginning of period                               113,402            113,402            205,427
                                                                           ----------         ----------         ----------
CASH AND CASH EQUIVALENTS, end of period                                   $ 205,427          $ 107,103          $  78,928
                                                                           ----------         ----------         ----------
                                                                           ----------         ----------         ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid (refunded) for-
      Interest (net of capitalized interest)                               $  55,348          $  29,658          $  30,528
      Income taxes                                                           (13,877)            10,348                460


          See accompanying notes to consolidated financial statements.

                      GRAND CASINOS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                 (Includes Data Applicable to Unaudited Periods)

1.   MERGER AGREEMENT:

On December 31, 1998, Grand Casinos, Inc. (Grand or the Company) separated its Mississippi business and certain other assets and liabilities (which include the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica casino and entertainment properties) from its non-Mississippi business (comprised primarily of the management of Indian-owned casinos, certain property under development in Las Vegas, Nevada, and certain other assets and liabilities) by transferring the above-mentioned assets and liabilities of the non-Mississippi business to its subsidiary, Lakes Gaming, Inc. (Lakes), and distributing the common stock of Lakes to its shareholders. On December 31, 1998, Hilton Hotels Corporation (Hilton) completed a similar separation whereby Hilton transferred its gaming business to its subsidiary, Park Place Entertainment Corporation (Park Place), and distributed the common stock of Park Place to its stockholders. Immediately following the distributions, Grand was acquired by Park Place by way of a merger (the Merger). Following the Merger, Grand is a wholly owned subsidiary of Park Place. Each Grand shareholder received one share of Lakes stock for every four owned shares of Grand and one share of Park Place stock for every one owned share of Grand.

2. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying consolidated financial statements were prepared for the purpose of complying with the Securities and Exchange Commission's regulations in regard to significant acquisitions. The accompanying financial statements differ from the Grand financial statements previously filed as these financial statements only include the assets and liabilities of the subsidiaries and operating units owned and held by Grand which develop, construct and manage casinos and related hotel and entertainment facilities in Mississippi and which were acquired by Park Place on December 31, 1998.

Grand includes the assets, liabilities and operations of two dockside casinos on the Mississippi Gulf Coast and one dockside casino in Tunica County, Mississippi. The financial statements exclude the accounts of entities or divisions which were transferred to Lakes. All expenses have been allocated to Lakes and the Company based on management's assessment of whether the underlying expense related to the Mississippi business or non-Mississippi business. Certain amounts earned by Lakes were utilized by Grand for working capital and other operating purposes. Such amounts have been identified on the accompanying consolidated financial statements as contributions from Lakes.

The accompanying financial statements are presented on a consolidated basis. All material intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

REVENUES

The Company recognizes revenues from its owned and operated casinos in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. The estimated cost of providing rooms, food and beverage, and other items that are provided to customers on a complimentary basis are included as hotel, food and beverage, and other expenses on the accompanying consolidated statements of earnings.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and in banks, interest-bearing deposits, and money market funds and other instruments with original maturities of three months or less. Restricted cash and cash equivalents consist primarily of funds restricted for workers' compensation benefits.

INVENTORIES

Inventories consisting primarily of food and beverage, goods to be sold at retail, and operating supplies are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PREOPENING EXPENSES

Historically, expenses incurred prior to the opening of Company-owned facilities were capitalized and amortized to expense using the straight-line method over the six months following the opening of the respective facilities. Amortization for 1997 includes approximately $1.3 million of preopening amortization expense.

Effective January 1, 1999, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which requires all preopening costs to be expensed as incurred. The effect of adoption was not significant.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, except in the case of capitalized lease assets, which are stated at the lower of the present value of the future minimum lease payments or fair market value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred.

Depreciation and amortization of property and equipment is computed using the straight-line method over the following estimated useful lives:

            Building and leasehold improvements            15-40 years
            Furniture and equipment                         3-15 years
            Land improvements                                 15 years

The Company capitalizes interest incurred on debt during the course of qualifying construction projects. Such costs are amortized over the related assets' estimated useful lives. Capitalized interest totaled $12.9 million during 1997.

The Company periodically evaluates whether events and circumstances have occurred that may affect the recoverability of the net book value of its long-lived assets. If such events or circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future undiscounted cash flows does not exceed the carrying value of the asset, the Company will recognize an impairment loss.

DEBT ISSUANCE COSTS

The costs of issuing long-term debt, including all underwriting, legal and accounting fees, have been capitalized and are being amortized over the life of the related indebtedness.

DEFERRED LICENSING COSTS

Costs incurred to obtain licensing rights from an unrelated third party for the Company's Gulfport, Mississippi, casino are being charged to income over 30 years. The 30-year period, which commenced in May 1993, represents the anticipated life of the related license subject to periodic suitability reviews.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company classifies deferred tax liabilities and assets into current and noncurrent amounts based on the classification of the related assets and liabilities.

3.   PROPERTY AND EQUIPMENT--NET:

Property and equipment consist of the following (in thousands):

                                                                            December 28,
                                                                               1997
                                                                            ------------
Land and improvements, including land held for development                   $ 118,907
Buildings and improvements                                                     554,516
Furniture and equipment                                                        169,736
Construction in progress                                                       129,038
                                                                            -----------
                                                                             1,042,197
Less- Accumulated depreciation and amortization                               (104,246)
                                                                            -----------
               Property and equipment-net                                    $ 937,951
                                                                            -----------
                                                                            -----------

Included in property and equipment at December 28, 1997 are assets recorded under capital leases of $120.5 million. Accumulated depreciation and amortization at December 28, 1997 includes amounts recorded for capital leases of $12.9 million.

4.   INCOME TAXES:

The provision for income taxes for 1997 consisted of the following (in thousands):

                                                               1997
                                                             --------
            Current federal                                  $(7,199)
            Deferred                                          18,500
                                                             --------
                                                             $11,301
                                                             --------
                                                             --------

The Company's effective tax rate based on earnings before income taxes for 1997 is equal to the statutory federal income tax rate.

The Company's deferred income tax liabilities and assets are as follows (in thousands):

                                                                                                     1997
                                                                                                  ---------
Noncurrent deferred taxes:
   Tax depreciation in excess of book depreciation                                                $ 52,109
   Financial reporting bases in excess of tax reporting bases of acquired land                      40,600
   Capital loss carryforwards                                                                      (12,000)
   Other temporary differences                                                                       2,985
   Valuation allowance                                                                              12,000
                                                                                                  ---------
Net noncurrent deferred tax liability                                                             $ 95,694
                                                                                                  ---------
                                                                                                  ---------
Current deferred taxes:
   Accruals, reserves, and other                                                                  $  4,908
   Other                                                                                             3,503
                                                                                                  ---------
Net current deferred tax asset                                                                    $  8,411
                                                                                                  ---------
                                                                                                  ---------

Management determined that the deferred tax asset relative to capital loss carryforwards did not satisfy the recognition criteria set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, a valuation allowance was recorded for the applicable deferred tax asset.

5.   LEASES AND CAPITAL LEASE OBLIGATIONS:

The Company has entered into various operating leases for land adjacent to its dockside casinos in Mississippi. The lease for land adjacent to the Company's Grand Casino Gulfport is for the period from July 1, 1997, through June 30, 2002, and contains renewal options totaling 40 years. The Company is required to make annual rental payments of $800,000, subject to adjustment as defined, plus 5% of gross annual gaming revenues in excess of $25.0 million and 3% of all nongaming revenues.

The lessor of the Grand Casino Gulfport site has the right to cancel the lease at any time for reason of port expansion, in which case the lessor will be liable to the Company for the depreciated value of improvements and other structures placed on the leased premises (as defined).

The lease for land adjacent to the Company's Biloxi Casino has an initial term of 99 years, and the Company is required to make annual rental payments of $2.5 million, subject to adjustment as defined. Percentage rent is also due equal to 5% of gross gaming revenues in excess of $50.0 million per year, plus 10% of net profits from certain other nongaming-related activities.

The Company also entered into a 15-year lease for submerged land adjacent to the Biloxi Casino, with an option to extend the lease for 5 years after the expiration of the initial 15-year term. The lease provides for annual rental payments of $405,000 during the first year of its term and annual increases of $73,750 for the next four years, and subsequent rental payments as defined in the agreement.

The land lease in connection with the operation of Grand Casino Tunica provides for annual rental payments of $2.5 million, subject to adjustment as defined. The term of the lease is initially for 6 years with nine six-year renewal options, for a total of 60 years.

On May 10, 1996, the Company completed a $120.0 million Capital Lease facility. The five-year facility, with varying interest rates ranging from 1.75% to 2.50% over the LIBO rate, was being used for the continued development of the Company's Grand Casino Tunica project, located in northern Mississippi, just outside of Memphis, Tennessee. Approximately $90.0 million of the facility was used for furniture, fixtures and equipment for the 340,000 square-foot casino complex. The balance of approximately $30.0 million was used to construct a 600-room hotel at Grand Casino Tunica. On March 31, 1998, the Company repaid all amounts outstanding under the facility. Additionally, concurrent with the transactions noted in Note 1, the facility was cancelled.

In addition to the aforementioned land leases, the Company leases certain other property and equipment under noncancelable operating leases. Future minimum lease payments, excluding contingent rentals, due under noncancelable operating and capital leases as of December 28, 1997 are as follows (in thousands):

                                                                                              Capital     Operating
                                                                                              Leases        Leases
                                                                                             --------     ---------
1998                                                                                          $99,430      $  8,790
1999                                                                                                -         8,625
2000                                                                                                -         7,854
2001                                                                                                -         7,616
2002                                                                                                -         7,681
Thereafter                                                                                          -       399,607
                                                                                             --------     ---------
Total minimum lease payments                                                                   99,430      $440,173
                                                                                                          ---------
Less- Amounts representing interest at 8.219%                                                  (2,054)
                                                                                             --------
Present value of minimum capital lease payments                                                97,376
Less- Current installments                                                                    (97,376)
                                                                                             --------
Obligations under capital leases-less current liabilities                                     $     -
                                                                                             --------
                                                                                             --------

Rent expense, under noncancelable operating leases, exclusive of real estate taxes, insurance and maintenance expense for 1997, was approximately $19.8 million. Percentage rental expense for 1997 was $14.6 million.

6.   LONG-TERM DEBT:

Long-term debt at December 28, 1997 consisted of the following (in thousands):

                                                                                                         1997
                                                                                                      --------
First Mortgage Notes due December 1, 2003                                                             $450,000
Senior Unsecured Notes due October 16, 2004                                                            115,000
Various notes payable in varying installments of principal and interest with
   interest from 9.0% to 10.75%, maturing through December 2002                                          3,955
                                                                                                      --------
                                                                                                       568,955
Less- Current installments                                                                              (3,496)
                                                                                                      --------
Long-term debt- less current installments                                                             $565,459
                                                                                                      --------
                                                                                                      --------

The 10.125% First Mortgage Notes are secured by substantially all the assets of Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica included in Phase 1 development (as defined in the loan documents). The First Mortgage Notes require semiannual payments of interest only on June 1 and December 1 of each year, which commenced on June 1, 1996, until December 1, 2003, at which time the entire principal plus accrued interest is due and payable. The First Mortgage Notes may be redeemed at the Company's option, in whole or in part, at anytime on or after December 1, 1999, at a premium, declining ratably thereafter to par value on December 1, 2002.

In connection with the Merger, Park Place made a tender offer for the First Mortgage Notes and purchased approximately $444.5 million of the outstanding First Mortgage Notes, which were subsequently cancelled. In January 1999, the Company completed a covenant defeasance for approximately $5.5 million of remaining outstanding First Mortgage Notes by placing into trust all future payments of principal, interest and premium on the First Mortgage Notes to the first optional redemption date on December 1, 1999. As a result of the defeasance, the Company is no longer required to comply with substantially all of the restrictive covenants and security provisions of the indenture.

On October 14, 1997, the Company sold $115.0 million aggregate principal amount of 9.0%, seven-year, Senior Unsecured Notes due 2004, realizing net cash proceeds of approximately $111.8 million after underwriting and other related offering costs. The Notes were redeemed on February 1, 1999.

At December 28, 1997, the terms of the 10.125% First Mortgage Notes and the 9.0% Senior Unsecured Notes contained covenants relating to certain business, operational, and financing matters including, but not limited to, maintenance of certain financial ratios and limitations on additional debt, dividends, stock repurchases, disposition of assets, mergers, restricted payments (as defined) and similar transactions. The Company was in compliance with all such covenants as of December 28, 1997.

The future aggregate annual maturities of long-term debt at December 28, 1997 are as follows (in thousands):


            1998                                                   $  3,496
            1999                                                         56
            2000                                                         60
            2001                                                         66
            2002                                                         71
            Thereafter                                              565,206
                                                                   --------
                                                                   $568,955
                                                                   --------
                                                                   --------

7.   STOCK OPTIONS:

The Company has a Stock Option and Compensation Plan and a Director Stock Option Plan whereby incentive and nonqualified stock options and other awards to acquire up to an aggregate of 6,451,500 shares of the Company's common stock may be granted to officers, directors and employees. Information with respect to the stock option plans is summarized as follows:

                                                                                Number of Common Shares
                                                                   -----------------------------------------------------
                                                                     Options        Available for     Option Price Range
                                                                   Outstanding          Grant              Per Share
                                                                   -----------      -------------     ------------------
Balance at December 29, 1996                                       4,194,277          1,422,039         $(3.03-32.12)
   Granted                                                         1,431,050         (1,431,050)         (9.25-15.63)
   Canceled                                                         (483,980)           483,980          (8.08-32.12)
   Exercised                                                        (170,421)                 -          (3.03-11.00)
                                                                   ----------         ----------        -------------
Balance at December 28, 1997                                       4,970,926            474,969         $(3.03-32.12)
                                                                   ----------         ----------        -------------
                                                                   ----------         ----------        -------------
Exercisable at December 28, 1997                                   1,660,734
                                                                   ----------
                                                                   ----------

The Company accounts for these plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensations," the Company's net earnings would have been as follows (in thousands):

                                                                   1997
                                                                  -------
            Net earnings:
               As reported                                        $20,988
               Pro forma                                           13,292

The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995; thus, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each award under the option plans is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of the options issued in 1997 range from $7.15 per share to $11.78 per share. The following assumptions were used to estimate the fair value of options:

                                                                    1997
                                                                 -----------
            Risk-free interest rate                              6.04%-6.98%
            Expected life                                         10 years
            Expected volatility                                  0.563-0.629
            Expected dividend yield                                    --

As a result of the Lakes distribution and the Merger, the outstanding stock options became options to purchase common stock of both Park Place and Lakes. The exercise prices of the options were adjusted to preserve their intrinsic value, based on the estimated fair market value of each respective company based on the trading prices of the new company stocks.

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

CASH EQUIVALENTS, RECEIVABLES AND ACCOUNTS PAYABLE

The carrying amount approximates fair value because of the short maturity of these instruments.

AVAILABLE-FOR-SALE SECURITIES

The fair value of the Company's investments equals the quoted market price when available and a quoted market price for similar securities if a quoted market price is not available.

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

The fair value of the Company's long-term debt is estimated based on quoted market rates for the Notes. The fair value of capital lease obligations approximates the carrying amount based on the maturity and security of the related obligation.

9.   EMPLOYEE RETIREMENT PLAN:

The Company has a section 401(k) employee savings plan for all full-time employees. The Company's employees are not part of a bargaining unit and, as such, all employees who are eligible can participate. The savings plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. Eligibility is based on years of service and minimum age requirements. Contributions are invested, at the direction of the employee, in one or more funds available. The Company matches employee contributions up to a maximum of 1% of participating employees' gross wages. Company contributions are vested over a period of five years. The 401(k) plan commenced on September 1, 1995. Company contributions for 1997 were $0.5 million.

As a part of the Merger, all Grand employees who continued on with Park Place transferred their 401(k) balances into a Park Place 401(k) Plan.

10.  COMMITMENTS AND CONTINGENCIES:

STRATOSPHERE CORPORATION

The Company previously owned approximately 41% of the common stock issued by Stratosphere Corporation (Stratosphere). Stratosphere and its whollyowned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In January 1997, Stratosphere and its whollyowned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

On November 7, 1997, Stratosphere filed its Second Amended Plan, which was approved by the Bankruptcy Court and declared effective on October 14, 1998. Pursuant to the Second

Amended Plan, Stratosphere common stock that was outstanding prior to the effective date of the Second Amended Plan was cancelled.

In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, the Company entered into a Standby Equity Commitment Agreement (the Standby Equity Commitment) between Stratosphere and the Company. The Company agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20.0 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years does not exceed $50.0 million.

The enforceability of the Standby Equity Commitment is the subject of litigation to which the Company is a party in (i) the Stratosphere bankruptcy case (as a result of a motion brought by the Official Committee), and (ii) the U. S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the Bankruptcy Court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law. The Official Committee has stated that it intends to appeal the Bankruptcy Court's decision.

The Second Amended Plan contemplates the formation of a new limited liability company which will own and pursue certain alleged claims and causes of action that Stratosphere and other persons may have against numerous third parties, including Grand and/or officers and/or directors of Grand. The Second Amended Plan contemplates capitalizing this new limited liability company with an investment of $5 million. As of February 5, 1999, Grand has not been served with any such litigation.

STRATOSPHERE SECURITIES LITIGATION

The Company and certain persons who have been indemnified by the Company (including certain former and current Company officers and directors) are defendants in legal actions pending in the state court and in the federal court in Nevada. These actions arise out of the Company's involvement in the Stratosphere Tower, Casino and Hotel project (the Stratosphere Project) in Las Vegas, Nevada.

The plaintiffs in the actions who are current and/or former Stratosphere Corporation shareholders seek to pursue the actions as class actions, and make various claims against the Company and the Company-related defendants, including securities fraud. In September 1997, the Company and the Company-related defendants submitted a motion to dismiss the federal action. In April 1998, this motion was granted, in part, and denied, in part. The plaintiffs are pursuing the claims that survived the motion to dismiss. Grand and Grand-related defendants have also submitted a motion for summary judgment seeking an order that such defendants are entitled to judgment as a matter of law. As of February 5, 1999, the plaintiffs are engaged in discovery related to the issues raised by the summary judgment motion. The court will not decide the motion until after such discovery is completed and the parties have submitted their respective arguments. The state court action has been stayed pending resolution of the federal court action.

The Company intends to vigorously defend itself and the other Company-related defendants against the claims made in both the state and the federal action.

GRAND SECURITIES LITIGATION

The Company and certain of the Company's current and former officers and directors are defendants in a legal action pending in the federal court in Minnesota. This action arises out of the Company's involvement in the Stratosphere Project.

The plaintiffs in the action who are current and/or former Company shareholders seek to pursue the action as a class action, and make various claims against the Company and the other defendants, including securities fraud. The Company and the Company-related defendants submitted a motion to dismiss the plaintiffs' claims. In December 1997, that motion was granted, in part, and denied, in part. Grand and Grand-related defendants have also submitted a motion for summary judgment. As of February 5, 1999, the plaintiffs and the Company and the other defendants are engaged in discovery in the action.

The Company intends to vigorously defend itself and the other defendants against the claims that survived the Company's motion to dismiss.

DERIVATIVE ACTION

Certain of the Company's current and former officers and directors are defendants in a legal action pending in the state court of Minnesota. This action arises out of the Company's involvement in Stratosphere.

The plaintiffs in the action who are current and/or former Company shareholders seek to pursue the action against the defendants on behalf of the Company, and make various claims that the defendants failed to fulfill claimed duties to the Company. The Company is providing the defense for the defendants pursuant to the Company's indemnification obligations to the defendants.

The Company's board of directors appointed an independent special litigation committee under Minnesota law to evaluate whether the Company should pursue the claims made by the plaintiffs. That committee has completed its evaluation and has recommended to the court that the plaintiffs' claims not be pursued.

In May 1998, the court granted a motion for summary judgment submitted by Grand, thereby dismissing the plaintiffs' claims. In August 1998, the plaintiffs appealed the court's ruling. As of February 5, 1999, that appeal is pending.

TULALIP TRIBES LITIGATION

In 1995, Grand entered into discussion with Seven Arrows LLC (Seven Arrows) regarding possible participation by Grand in a proposed casino resort development on land in the state of Washington held in trust by the United States for the Tulalip Tribes. Grand and Seven Arrows entered into a letter of intent providing for the negotiation of a revision to the Seven Arrows limited liability company agreement by which Grand (or a subsidiary of Grand) would become a member of Seven Arrows. Those negotiations were not completed, and no revision to the limited liability company agreement was signed.

During the negotiations, Grand entered into an agreement (the Advance Agreement) with Seven Arrows and the Tulalip Tribes which provided for the loan by Grand and Seven Arrows of certain amounts to the Tulalip Tribes upon the satisfaction of certain conditions. Grand contends that those conditions were never satisfied. Neither Grand nor Seven Arrows advanced any amount under the Advance Agreement.

As of February 5, 1999, Seven Arrows, the Tulalip Tribes and Grand are parties to litigation in the U.S. District Court in Washington with respect to a lease and sublease between the Tulalip tribes and Seven Arrows for the land on which the casino was proposed and the Advance Agreement. Among other things, Seven Arrows seeks damages from the Tulalip Tribes for lost profits of up to $15 million and for recovery of sums paid to the Tulalip Tribes between $2 million and $3 million in its second amended complaint. Grand is not a party to the second amended complaint.

The Tulalip Tribes filed a complaint against Grand on September 30, 1998. The complaint against Grand contains several counts including (i) a request for judgment declaring that the Tulalip Tribe's termination of the agreements was effective and quieting title in the land; (ii) a claim that Grand is liable on the lease, sublease and Advance Agreement; (iii) a claim for negligent misrepresentation; (iv) a claim that Grand stands as warrantor and surety of Seven Arrow's obligations; and (v) a claim for estoppel. Each claim for damages seeks the sum of $856,000 for out-of-pocket expenses and for "lost profit damages" in an amount to be proved at trial.

As of February 5, 1999, Grand's answer had not yet been filed. Grand does not oppose the Tulalip Tribe's effort to quiet title to its land. Grand denies that it is factually or legally liable for the obligations or liabilities of Seven Arrows under the lease and sublease. Grand contends that it did not breach the Advance Agreement. Grand denies that it is liable for negligent misrepresentation.

Seven Arrows has, on previous occasions, threatened unpleaded claims against Grand. Grand does not know the nature or extent of any such additional claims and, as of February 5, 1999, had not received any pleading in any action stating such a claim. However, Grand expects to receive a claim by Seven Arrows in the near future. Such a claim, if made, could be material.

Grand's liability for damages to all parties in the aggregate cannot exceed $15 million under the partial settlement agreement. As of February 5, 1999, discovery had commenced, but no trial date had been set.

STRATOSPHERE PREFERENCE ACTION

In April 1998, Stratosphere served on Grand and Grand Media & Electronics Distributing, Inc., a wholly owned subsidiary of Grand (Grand Media), a complaint in the Stratosphere bankruptcy case seeking recovery of certain amounts paid by Stratosphere to Grand as management fees and for costs and expenses under a management agreement between Stratosphere and Grand, and to Grand Media for electronic equipment purchased by Stratosphere from Grand Media.

Stratosphere claims in its complaint that such amounts are recoverable by Stratosphere as preferential payments under bankruptcy law.

In May 1998, Grand responded to Stratosphere's complaint. That response denies that Stratosphere is entitled to recover the amounts described in the complaint. As of February 5, 1999, discovery remains in process.

SLOT MACHINE LITIGATION

Certain parties have commenced an action in the U.S. District Court for the District of Nevada in which various parties (including Grand) alleged to operate casinos or be slot machine manufacturers were named as defendants.

The action includes claims under the federal Racketeering-Influenced and Corrupt Organizations Act and under state law, and seeks compensatory and punitive damages. The plaintiffs claim that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play.

In March 1997, various defendants (including Grand) filed motions to dismiss or stay the consolidated action until the plaintiffs submitted their claims to gaming authorities and those authorities considered the claims submitted by the plaintiffs. In December 1997, the court denied all of the motions submitted by the defendants and ordered the plaintiffs to file a new consolidated and amended complaint. That complaint has been filed. Grand has filed its answer to the new complaint. The plaintiffs have filed a motion seeking an order certifying the action as a class action. Grand and certain of the defendants have opposed the motion. As of February 5, 1999, the court had not ruled on the motion.

OTHER LITIGATION

The Company is involved in various other inquiries, administrative proceedings and litigation relating to contracts and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management currently believes that the final outcomes of these matters are not likely to have a material adverse effect upon the Company's consolidated financial position or its results of operations.

INDEMNIFICATION AGREEMENT

As a part of the Merger and Lakes distribution, Lakes agreed to indemnify Grand against all costs, expenses and liabilities incurred or suffered by the Company and certain subsidiaries and their respective current and former directors and officers in connection with or arising out of certain pending and threatened claims and legal proceedings, including those indentified above, to which Grand and certain of its subsidiaries are parties. Lake's indemnification obligations include the obligation to provide the defense of all claims made in such proceedings against Grand and to pay all related settlements and judgments.

As security to support Lakes' indemnification obligations to Grand under each of the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million at the end of each year during the four-year period subsequent to December 31, 1998.

                                  EXHIBIT INDEX

Exhibit
Number    Description
------    -----------
23.1      Consent of Independent Public Accountants